Exhibit 10.2h

RESTRICTED PERFORMANCE SHARE TERMS AND CONDITIONS

UNDER

STEREOTAXIS, INC. 2002 STOCK INCENTIVE PLAN

THIS AGREEMENT, made effective as of grant date above, by and between Stereotaxis, Inc., a Delaware corporation (the “Company”), and the “Awardee”.

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has adopted the Stereotaxis, Inc. 2002 Stock Incentive Plan (as amended and/or restated from time to time, the “Plan”) pursuant to which options, performance share awards, restricted stock and stock appreciation rights with respect to shares of the common stock of the Company may be granted to employees of the Company and its subsidiaries and certain other individuals; and

WHEREAS, the Company desires to grant to Awardee a restricted performance share award as noted above for shares of its stock under the terms hereinafter set forth (“Award”);

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award Subject to Plan. This award is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Terms not defined herein shall have the meaning ascribed thereto in the Plan. The Committee referred to in Paragraph 4 of the Plan (“Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make grants of Performance Shares.

2. Grant and Terms of Award. Pursuant to action of the Committee, which action was taken on the date of the grant, the Company awards to Awardee shares of the Common Stock of the Company, as noted above, of the par value of $.001 per share (“Shares” or “Performance Shares”); provided, however, that the Shares hereby awarded are subject to the risks of forfeiture described below and are nontransferable by the Awardee for a period commencing on the Date of Award and ending upon the three-year anniversary of such date (the “Restricted Period”). During the Restricted Period, the nontransferable Shares shall bear a legend indicating their nontransferability. Further, during the Restricted Period, all Shares will be subject to forfeiture and nontransferable by the Awardee. If the Awardee terminates service with the Company for any reason, including without limitation, upon death or Disability, during the Restricted Period, Awardee shall forfeit the Shares. Notwithstanding the foregoing, if there is a Change of Control (as hereinafter defined) and Awardee is involuntarily terminated for reasons other than Cause or terminates for Good Reason on or within one (1) year after the date of the Change of Control, the total number of Shares to which this grant relates shall vest immediately and become nonforfeitable. Notwithstanding anything herein to the contrary (but subject to the preceding sentence), in the event that (i) any of the Performance Criteria are not met or (ii) Awardee terminates service with the Company for any reason prior to the end of the Restricted Period, all Shares will be forfeited by Awardee and returned to the Company. Subject to the terms hereof and of the Plan, to the extent a Share is vested, it shall be transferable.

3. Definitions. For purposes of the Award, the following terms shall have the following meanings, except where otherwise noted:

(a) The Performance Criteria and the applicable vesting percentages and dates related to achievement of each Performance Criteria are set forth in Exhibit A to this Agreement.

(b) “Cause” shall mean Awardee’s fraud or willful misconduct as determined by the Committee.

(c) “Change of Control” shall mean:

(i) The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board” and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(d) “Company” shall mean Stereotaxis, Inc., a Delaware corporation.

(e) “Company Stock” shall mean common stock of the Company.

(f) “Disability” or “Disabled” shall mean Awardee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended, which, as of the date hereof, shall mean that Awardee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Awardee shall be considered Disabled only if Awardee furnishes such proof of Disability as the Committee may require.

(g) “Good Reason” shall mean:

(i) Requiring Awardee to be based at any office or location more than 50 miles from Awardee’s office or location as of the date of the Change of Control;

(ii) The assignment to Awardee of any duties inconsistent in any respect with Awardee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the date of the Change of Control or any action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an action taken by the Company or one of its subsidiaries, to which Optionee objects in writing by notice to the Company within 10 business days after Optionee receives actual notice of such action, which is remedied by the Company or one of its subsidiaries promptly but in any event no later than 5 business days after Optionee provided such notice; or

(iii) The reduction in Awardee’s total compensation and benefits below the level in effect as of the date of the Change of Control.

4. Medium of Payment. The Award shall be made in shares of Company Stock. The Company shall withhold sufficient shares to satisfy the Company’s obligation to withhold for tax requirements at the time of vesting of shares hereunder, as appropriate, if Awardee is at the time of vesting subject to the Company’s policies regarding restrictions on trading within specified trading “windows”, and the Company may, in its sole discretion, so withhold if Awardee is not subject to such restrictions upon Awardee’s request. In the event that the Company withholds shares as contemplated in this Section, the Awardee shall receive a net number of shares equal to the shares to which the Awardee is otherwise entitled hereunder, less the number of shares withheld by the Company hereunder. In the event that the Company determines not to withhold shares for an Awardee who is not subject to the trading restrictions prior to the payment or settlement of the Award, as appropriate, the Awardee must pay, or make arrangements acceptable to the Company for the payment of, any and all tax withholding that in the opinion of the Company is required by law. Such arrangements for payment of withholding may include, for example, directing an appropriate broker to sell such number of shares as necessary to result in a cash amount equal to the withholding requirements.

5. Termination of Service. Awardee shall forfeit the Shares to the extent not vested prior to Awardee’s termination of service. The Shares hereby granted shall not be affected by any change of service so long as Awardee continues to be a service provider to the Company or a subsidiary thereof. Nothing herein shall confer on Awardee the right to continue in the service of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary thereof to terminate Awardee’s service at any time.

6. Committee Administration. These Awards have been granted pursuant to a determination made by the Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of these Awards, shall have plenary authority to interpret any provision of this grant and to make any determinations necessary or advisable for the administration of this grant and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Awardee by the express terms hereof.

7. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction. Awardee is deemed to submit to the exclusive jurisdiction and venue of the federal or sate courts of Missouri, County of St. Louis, to resolve any and all issues that may arise out of or relate to this Agreement.

EXHIBIT A

PERFORMANCE SHARE AWARD

PERFORMANCE CRITERIA

This Exhibit A, Performance Criteria, sets forth the performance measures required to achieve vesting of the Performance Shares awarded under the Performance Share Agreement on the date of grant, in the percentages described below, between the Company and “Awardee”.

With respect to the Performance Shares granted to Awardee, subject to all provisions of the Performance Share Agreement, including this Exhibit A, the following Performance Criteria must be met by the Company in order for the respective portion of Shares to vest and become transferable.

Performance Criteria		Percentage of Award Subject to Performance Criteria
1.	Attaining positive adjusted EBITDA (before stock based compensation) during at least one quarter during the period commencing January 1, 2012 and ending December 31, 2012.	50%
2.	Attaining positive Net Income (before taxes, depreciation, amortization and stock based compensation) during at least two out of three consecutive quarters during the period commencing January 1, 2012 and ending December 31, 2013.	50%

Determination of Vesting

For purposes of determining whether any financial criterion for the Company has been achieved, reference will be made to the financial statements of the Company for the applicable period. The financial statements will be those prepared by management and forming the basis for the Company’s release of its earnings to the public markets as of the close of business on the date of such release. If the Performance Criteria for an identified period are not achieved, the Shares related to the Performance Criteria shall be forfeited and shall not vest or become transferable.

Frequently Asked Questions Regarding

Performance Shares – February 2012 Grant

What are Performance Shares?

Performance Shares are normal, tradable, shares of common stock of the Company that are restricted as to transferability until the specified performance goals related to those shares are met.

Do I pay for these shares?

No. There is no payment required to receive these shares.

How do the performance criteria work?

The Compensation Committee of the Board of Directors has set two performance goals for the Company for the grants made in February 2012. As these performance goals are achieved, the portion of the employee award designated to be governed by that criteria will vest. There are no time limitations on vesting. However, if any of the performance criteria are not met by the end of calendar year 2013, the portion of shares subject to that criteria will be forfeited. You must be an employee of Stereotaxis on the vesting date to be eligible to receive the shares.

Are the performance criteria the same for all employees receiving Performance Based Restricted Shares?

Yes.

What are the tax consequences of vesting?

In the year in which you vest in these shares, you will be deemed to have earned taxable income equivalent to the fair value of the vesting shares multiplied by the number of shares vesting on the vesting date. You may either remit cash to the Company to satisfy the required withholding taxes or have a broker sell in the market the number of shares required to satisfy this requirement.

Do I need to do anything to receive the shares?

No. Upon vesting, you will receive either the whole number of shares vested, or, if you choose to sell shares to settle the tax withholding, the net number of shares after the sale.

Will I receive these shares as soon as they are awarded?

No. Although these shares will be registered in your name, they cannot be sold, transferred, or otherwise disposed of until the vesting conditions have been satisfied. Therefore, the Company will keep control of the actual share certificates or have the transfer agent, Bank of New York maintain a ledger record of your shares, until the vesting requirements are met and the withholding taxes have been satisfied upon vesting.

What if I am subject to insider trading rules?

If you are subject to insider trading restrictions (subject to not trading within the blackout periods established by the company), withholding requirements which occur on the vesting date will be satisfied by liquidating a sufficient number of vesting shares to satisfy the withholding requirement. We will have procedures in place with our plan administrator to have this occur automatically, without any action on your part.

Can I get capital gain treatment for these shares?

On the date shares vest, you will be considered to have earned compensation equal to the fair value of the number of shares vesting on that vesting date. Your holding period for capital gain purposes begins on the date the shares are vested and the amount of compensation income reported becomes your tax basis in these shares. Any gain/loss after that date is capital gain/loss with a basis equal to the value of the stock on the date of vesting.

What will be included on my W-2 at the end of the year?

Your W-2 will reflect the compensation realized at the time the restricted shares are vested. Such amount can be recomputed by multiplying the total number of shares that will vest by the closing price on the date of vesting. Your W-2 will also include the applicable withholding taxes on the transaction.

Example: John was granted 1000 restricted shares all vested in 2010. On the date of vesting, the price of the stock was $1.00 per share. John will have $1000 (1000 shares multiplied by $1 per share) of compensation income included on his W-2. Assume that John owed withholding taxes of 25% or $250. His W-2 will reflect the amount of taxes that he contributed either by providing BNY – Mellon with funds to remit directly to Stereotaxis or by selling shares to cover the taxes.

Will I receive a 1099 at the end of the year and if so, for what?

If you choose to sell some or all of your shares at the time of vesting or at any other time of the year through BNY—Mellon, you will receive a Form 1099 to report the gross proceeds of the sale. The listed payer will be Stereotaxis, Inc. (Troy, Michigan). Box 2 will contain the gross proceeds which can be recomputed by multiplying the number of shares sold by the price realized at the time of sale. In Box 7 you will find the number of shares actually sold

How do I report this on my tax return?

You will report ordinary compensation income via your W-2 as indicated above. If you sell any of the shares, the transaction must be reported as a capital transaction (Schedule D) and may result in either a gain or loss.

Example 1 – Shares vest, employee sells shares to cover taxes

John was granted 1000 restricted shares of which 1000 vested in 2012. On the date of vesting, the price of the stock was $1.00 per share. John will have $1,000 (1000 shares multiplied by $1 per share) of compensation income included on his W-2. Assume that John owed 25% withholding taxes or $250 ($1,000 multiplied by 25%) and that John elected to pay for his withholding by selling enough shares to cover his taxes. Assume further that share price is still $1.00 per share at the time the shares were sold. BNY—Mellon will sell the shares on John’s behalf and remit $250 to Stereotaxis for withholding which will be reflected on John’s W-2. Because John sold shares, he will also receive a 1099 for $250 (250 shares multiplied by $1 per share). When preparing his federal taxes, John will record the $250 in gross proceeds from the sale of the stock (as evidenced by the 1099) on Schedule D and record $250 as the cost of the stock (computed 250 shares sold multiplied by $1.00 per share that was recorded in his W-2 income). Thus, although John has a capital transaction he has no associated gain or loss. The basis in his remaining 750 shares of stock is $750 (750 shares multiplied by $1 per share as recorded in W-2 income).

Example 2 – Employee elects to sell all 400 of the vested shares and stock price is not the same at the time of vesting and sale.

The amount of compensation income to be included in income on the W-2 is calculated as the number of shares that vest multiplied by the closing price on the date of vesting. The following day, BNY—Mellon sells the shares into the market and will most likely realize a price that is either higher or lower than the closing price of the day before. Using the example above, if BNY—Mellon sells the shares for $2.00 per share, the employee realizes a total of $2,000 on the sale of 1000 shares. The W-2 impact is the same as in the previous example. John will receive a 1099 for $1,000 and will realize a capital gain in the amount of $1000 ($2,000 proceeds from sale less $1,000 recorded in W-2) which should be recorded on a Schedule D for federal tax purposes.

This should not be considered tax advice. Please consult your tax advisor as to the proper tax treatment specific to your transaction.